UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 20, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

(561) 438-4800
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 26, 2008, Office Depot, Inc. (the “Company”) announced the resignation of its Executive Vice President and Chief Financial Officer, Ms. Patricia A. McKay. Ms. McKay’s employment will terminate effective March 1, 2008. Consistent with the terms of her original employment offer, Ms. McKay will receive the following severance benefits: (a) $840,000, which equates to 18 months of Ms. McKay’s annual base salary; (b) $19,453.74, which equates to 18 months of the current monthly COBRA premium in excess of applicable active employee co-premiums for the type of coverage she had under the Company's group health plan as of the Termination Date; and (c) $588,000, which equates to 1.5 times Ms. McKay’s annual bonus at target. In addition, Office Depot agrees to pay Ms. McKay $482,484.60. These payments will be paid in equal installments during normal pay periods over a 24-month period, less applicable taxes and other deductions required by law. A condition to receiving these severance payments is Ms. McKay’s agreement to execute a customary separation agreement and release.

Charles E. Brown (age 54), President, International, has agreed to assume the role of acting Chief Financial Officer of the Company effective March 1, 2008. Mr. Brown was the Company’s Executive Vice President and Chief Financial Officer from 2001 to 2005. The Company plans to begin its search for a permanent Chief Financial Officer immediately and will announce a successor when this process is completed.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News release of Office Depot, Inc. issued on February 26, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: February 26, 2008	By: /s/ Elisa Garcia
Executive Vice President, General Counsel and
Corporate Secretary